Exhibit 5.2

June 30, 2026

Sony Group Corporation

7-1, Konan 1-chome,

Minato-ku,

Tokyo 108-0075, Japan

Ladies and Gentlemen:

We have acted as special United States counsel to Sony Group Corporation, a joint stock company (Kabushiki Kaisha) incorporated under the laws of Japan (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-296885) of U.S.$500,000,000 aggregate principal amount of 4.657% Senior Notes due 2031 (the “2031 Notes”) and of U.S.$500,000,000 aggregate principal amount of 5.089% Senior Notes due 2036 (the “2036 Notes” and, together with the 2031 Notes, the “Securities”). The Securities are to be issued under an indenture dated as of June 30, 2026 (the “Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

Such registration statement, as amended as of its most recent effective date (June 23, 2026), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.”

In arriving at the opinion expressed below, we have reviewed an executed copy of the Indenture and Exhibit E to the Officer’s Certificate as to Authorization dated June 30, 2026, establishing the terms of the Securities in accordance with Section 2.03 of the Indenture, including the forms of global certificates representing the Securities. In addition, we have reviewed originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Sony Group Corporation, p. 2

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the Indenture has been duly executed and delivered by the Company under the law of the State of New York, in the form thereof that we have examined, and the Securities have been duly delivered to and paid for by the purchasers thereof in the manner described in the Registration Statement and executed and authenticated, in the form thereof that we have examined, in accordance with the terms of the Indenture, the Securities will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indenture and the Securities), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We note that the enforceability of the waiver in Section 19(b) of the Underwriting Agreement and Section 10.10 of the Indenture by the Company of any immunities from court jurisdiction and from legal process is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.

We note that the designation in Section 19(a) of the Underwriting Agreement and Section 10.10 of the Indenture of the U.S. federal courts sitting in the Borough of Manhattan, the City of New York, State of New York, as the venue for actions or proceedings relating to the Indenture and the Securities, are (notwithstanding the waivers in Section 19(b) of the Underwriting Agreement and Section 10.10 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Underwriting Agreement, the Indenture or the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

Sony Group Corporation, p. 3

We express no opinion as to the enforceability of Section 16 of the Underwriting Agreement and Section 4.13 of the Indenture relating to currency indemnity.

The foregoing opinion is limited to the federal law of the United States of America and the law of the state of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in the prospectus supplement related thereto under the heading “Legal Matters” as counsel for the Company who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Adam Fleisher
Adam Fleisher, a Partner